Royal Gold Increases Common Stock Dividend 36% to $0.60 per Share

DENVER, COLORADO.  NOVEMBER 16, 2011:  ROYAL GOLD, INC. (NASDAQ:RGLD; TSX:RGL), today announced that its Board of Directors increased the Company’s annual dividend for its shares of common stock from $0.44 to $0.60, payable on a quarterly basis of $0.15 per share.  The newly declared dividend is 36% higher than the dividend paid in calendar year 2011.  Royal Gold has steadily increased its annual dividend since 2001.

The Board declared the dividend of $0.15 per share will be payable on January 20, 2012, to shareholders of record at the close of business on January 6, 2012.  The quarterly dividend of US$0.15 is also payable to holders of exchangeable shares of RG Exchangeco.

Tony Jensen, President and CEO, said, “We are pleased to have raised our shareholder dividend for over ten years in a row.  This latest increase reflects the Company’s growth in cash flow while balancing other resource needs to create long-term shareholder value and reduce debt.”

Royal Gold is a precious metals royalty company engaged in the acquisition and management of precious metal royalties and similar interests.  The Company’s portfolio consists of 187 properties on six continents, including interests on 37 producing mines and 22 development stage projects. Royal Gold is publicly traded on the NASDAQ Global Select Market under the symbol “RGLD,” and on the Toronto Stock Exchange under the symbol “RGL.”  The Company’s website is located at www.royalgold.com.

For further information, please contact:

Karen Gross
Vice President and Corporate Secretary
(303) 575-6504

* * * END * * *